UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2006

IMCLONE SYSTEMS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-19612	04-2834797
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

180 Varick Street

 New York, New York 10014

(Address of principal executive offices) (Zip Code)

(212) 645-1405

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On February 28, 2006, the Board of Directors (the “Board”) of ImClone Systems Incorporated (the “Company”) and the Board’s Compensation Committee (the “Compensation Committee”) held a joint meeting at which the Compensation Committee approved certain compensation payable to Mr. Joseph Fischer in his capacity as Interim Chief Executive Officer of the Company.

In particular, the Compensation Committee approved a 2006 annual bonus opportunity consisting of a target of $500,000 and a maximum opportunity of $1 million, payable under the Company’s Annual Incentive Plan.  The criteria for the 2006 annual bonus will be established by the Committee at the time annual bonus criteria are established for other senior executives under the Company’s Annual Incentive Plan.  In addition, in the event Mr. Fischer’s employment is terminated by the Company without cause, or in the event Mr. Fischer terminates his employment with good reason following a change in control of the Company, Mr. Fischer will be entitled to a lump sum cash severance payment of not less than $500,000.  Mr. Fischer’s severance entitlements will be subject to his execution and non-revocation of a release of claims against the Company and its affiliates.

The Compensation Committee also granted Mr. Fischer a non-qualified stock option under the Company’s 2002 Stock Option Plan (the “Plan”) to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of grant (i.e., February 28, 2006).  The stock option has a 10-year term and will vest 50% on each of the first and second anniversaries of the date of grant, subject to continued service through the applicable vesting date, provided, however, that the stock option will fully vest on an accelerated basis in the event of (1) Mr. Fischer’s termination of service due to death, disability, termination by the Company without cause or termination by Mr. Fischer with good reason, or (2) a change in control of the Company, in which case the stock option will remain exercisable for a period of three years.  Following termination of service, the unvested portion of the stock option will be immediately forfeited, and the vested portion of the stock option will remain exercisable for the following periods: (1) three years, in the event of a termination by the Company without cause or a termination by Mr. Fischer with good reason, (2) one year, in the event of a termination due to death or disability, or (3) 90 days, in the event of a termination by Mr. Fischer without good reason.  In all cases, in the event of a termination of service for cause, the entire stock option (both vested and unvested portions) will immediately terminate.

If Mr. Fischer receives excess parachute payments in connection with a change in ownership of the Company (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the “Code”), Mr. Fischer will receive a full gross-up of any resulting excise taxes (under Section 4999 of the Code) and any income taxes on the excise taxes.  However, if the excess parachute payments do not exceed the three-times base amount threshold under Code Section 280G by more than 10%, then Mr. Fischer’s parachute payments will instead be reduced such that he does not incur any excise taxes under Section 4999 of the Code, and no gross-up will be paid.

Additional compensation payable to Mr. Fischer in his capacity as Interim Chief Executive Officer of the Company is set forth in the Company’s Current Report on Form 8-K dated January 24, 2006.

In addition, the Board determined on February 28, 2006 that, effective February 28, 2006, the chairman of the Audit Committee would be entitled to receive $20,000 in annual compensation for service in that capacity.  Previously, the chairman of the Audit Committee was entitled to receive $15,000 in annual compensation for such service.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMCLONE SYSTEMS INCORPORATED
(Registrant)

	By:	/s/ Erik D. Ramanathan
Dated: March 3, 2006		Erik D. Ramanathan
Vice President, General Counsel